Exhibit 5




                                                                  April 19, 1999


Western Resources, Inc.
818 Kansas Avenue
Topeka, Kansas  66612

Dear Ladies and Gentlemen:

     As Vice President, Law and Corporate Secretary of Western Resources, Inc. (the "Company"), and in connection with the proposed issue and sale, from time to time, of 4,000,000 shares of common stock $5.00 par value (hereinafter called the "Shares"), with respect to which the Company is filing a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, to which Registration Statement this opinion shall be filed as an exhibit (capitalized terms used herein without definition have the meanings given such terms in the Registration Statement), I advise you that, in my opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

     2. Upon (a) authorization of the issue and sale of the Shares by regulatory commissions having jurisdiction, (b) the Registration Statement becoming effective under the Securities Act of 1933, (c) issuance and sale of the Shares as contemplated by the Registration Statement and the Prospectus contained therein, the Shares will be legally and validly issued and will be fully paid and nonassessable.

     I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement and the Prospectus constituting a part thereof.

                                      Very truly yours,


                                      /s/ Richard D. Terrill
                                      ----------------------------
                                      Richard D. Terrill